UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	333-146341	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.01 regarding the acquisition of a secured A-Note is incorporated herein by reference.

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 31, 2008, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, purchased, at a discount, a promissory note secured by a deed of trust (the “Northern Trust Building A-Note”) for $57.4 million plus closing costs from Bank of America, N.A., a seller unaffiliated with the Company or its advisor, KBS Capital Advisors LLC (the “Advisor”). The Company funded the acquisition with proceeds from the Company’s initial public offering.

The borrower under the Northern Trust Building A-Note is 4370 La Jolla Village LLC (the “Borrower”), which is not affiliated with the Company or the Advisor. The initial maturity date of the Northern Trust Building A-Note is October 1, 2017. Given the discounted purchase price and the contractual interest rate on the note, the effective yield to maturity of this investment is 13.1%. Monthly installments on the Northern Trust Building A-Note are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. The Borrower used the proceeds from the Northern Trust Building A-Note, additional financing in the amount of $10.3 million (the “Northern Trust B-Note”) and other funds to acquire a 10-story Class A high-rise office building that is approximately 90% leased. The property contains 188,918 square feet and is located within a Class A office park in the San Diego, California area.

The Northern Trust Building A-Note may be prepaid in whole but not in part without premium or penalty on or after April 1, 2017. If the borrower prepays the Northern Trust Building A-Note prior to April 1, 2017, in addition to the outstanding principal balance, the Company would be due a formula-based prepayment premium along with accrued interest to and including the prepayment date. Notwithstanding the above, the Borrower has the right to defease the entire loan upon the earlier to occur of (a) three years after December 31, 2008 and (b) two years after the “start up day” of the REMIC trust established by the lender.

The Northern Trust Building A-Note is senior to the Northern Trust B-Note defined above. The Northern Trust B-Note has the same October 1, 2017 maturity date as the Northern Trust A-Note. Pursuant to an intercreditor agreement, right to payment under the Northern Trust B-Note is subordinate to the Company’s right to payment under the Northern Trust A-Note. The holders of the Northern Trust A-Note and Northern Trust B-Note entered into certain loan documents, including an intercreditor agreement and a servicing agreement that outline the rights and remedies of the Company and the holder of the Northern Trust B-Note. The intercreditor agreement and servicing agreement provide that the holder of the Northern Trust B-Note initially has certain administrative and decision-making rights, as the controlling holder, concerning the administration and servicing of the loan. Under certain circumstances, the Company would become the controlling holder and take over the administration of the loan from the holder of the Northern Trust B-Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: January 7, 2009	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director